Exhibit (C)(2)

Genetron Holdings Limited Private and Confidential The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Kroll, LLC. Prepared by: Duff & Phelps Opinions Practice October 11, 2023 Fairness Analysis Presented to the Special Committee of Independent Directors

2 Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in their capacity as members of the Special Committee) of Genetron Holdings Limited (the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated September 2, 2022, the addendum dated December 9, 2022 and the addendum dated October 5, 2023. • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. • The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Table of Contents 3 1. Introduction and Transaction Overview 2. Valuation Analysis • Discounted Cash Flow Analysis • Selected Public Companies / M&A Transactions Analysis

1. Introduction and Transaction Overview

5 Introduction and Transaction Overview The Engagement • Duff & Phelps was engaged by the Company to serve as an independent financial advisor to the Special Committee (solely in its capacity as such). • Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.00002 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American depositary shares of the Company, each representing five Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). Proposed Transaction • It is Duff & Phelps’ understanding that the Company, New Genetron Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Genetron New Co Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), the latest draft of which Duff & Phelps has reviewed is dated as of October 8, 2023. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, among other things, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive US$0.272 in cash per Share without interest (the “Per Share Merger Consideration”), (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the Shares represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$1.36 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) and (iii) each Rollover Share shall be cancelled for no cash consideration in exchange for newly issued ordinary shares, par value US$0.0001 per share, of Parent ((i)-(iii) collectively, and together with the preceding sentence, the “Proposed Transaction”). • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. • For purposes of the Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares (b) Shares (including Shares represented by ADSs) held by Parent, Merger Sub or any of their respective Subsidiaries, and (c) Shares (including Shares represented by ADSs) held by the Company or any of the Company’s Subsidiaries or held in the Company’s treasury; and (ii) “Effective Time”, “Rollover Shares”, “Dissenting Shares”, and “Subsidiaries” shall have the meanings set forth in the Merger Agreement.

6 Scope of Analysis Introduction and Transaction Overview Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: • Reviewed the following documents: – The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2019 through December 31, 2022 and the Company’s unaudited interim financial statements for the six months ended June 30, 2021 and June 30, 2022 included in the Company’s Form 6-K filed with the SEC; – Certain unaudited and segment financial information for the Company for the years ended December 31, 2019 through December 31, 2022, and for the six months ended June 30, 2021, June 30, 2022 and June 30, 2023, provided by the management of the Company; – A detailed financial projection model for the Company for the years ending December 31, 2023 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); – Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; – A letter dated October 10, 2023 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); – A draft of the Merger Agreement dated as of October 8, 2023; and – A draft of the Rollover and Support Agreement by and between Parent and the parties listed as “Rollover Shareholders” in Schedule A thereto dated as of October 8, 2023;

7 Scope of Analysis (continued) Introduction and Transaction Overview • Discussed the information referred to on the previous page and the background and other elements of the Proposed Transaction with the management of the Company; • Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; • Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and • Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Ownership Summary

Ownership

Current Shareholders	Ordinary Shares (1)	ADSs (1)	% of Ownership
Buyer Group			
CICC Capital (2)	57,824,500	11,564,900	12.2%
EASY BENEFIT INVESTMENT LIMITED and its affiliated entities (3)	38,436,500	7,687,300	8.1%
Total Buyer Group	**96,261,000**	**19,252,200**	**20.3%**
Rollover Shareholders			
Mr. Sizhen Wang (Chief Executive Officer) and other management	49,116,120	9,823,224	10.4%
Vivo Capital	40,620,870	8,124,174	8.6%
Yan Hai (Chief Scientific Officer)	33,153,000	6,630,600	7.0%
Tianjin Genetron Jun'an Business Management Partnership	26,083,650	5,216,730	5.5%
IN Healthcare Limited	8,788,000	1,757,600	1.9%
Genetron United Holdings Limited	7,687,000	1,537,400	1.6%
Genetron Voyage Holdings Limited	7,263,000	1,452,600	1.5%
Tianjin Genetron Juncheng Business Management Partnership	7,128,500	1,425,700	1.5%
Alexandria Venture Investments, LLC	6,829,500	1,365,900	1.4%
Tianjin Tianshu Xingfu Corporation Management L.P.	3,839,525	767,905	0.8%
Eminence Legend Consultancy (HK) Limited	4,068,350	813,670	0.9%
Other Rollover Investors	12,106,500	2,421,300	2.6%
Total Rollover Shareholders	**206,684,015**	**41,336,803**	**43.6%**
Selling Shareholders			
Parkland Medtech Limited	7,056,000	1,411,200	1.5%
Public Shareholders	147,792,515	29,558,503	31.2%
Selling Shareholders	**154,848,515**	**30,969,703**	**32.6%**
Total Shares Outstanding	**457,793,530**	**91,558,706**	**96.5%**
Options In-the-Money at Offer Price	**16,572,190**	**3,314,438**	**3.5%**
Fully Diluted Shares Outstanding at Offer Price	**474,365,720**	**94,873,144**	**100.0%**

Notes:
(1) Each ADS represents five ordinary shares.
(2) Represents the shares held by Tianjin Kangyue Business Management Partnership and CICC Healthcare Investment Fund, L.P.
(3) Represents the shares held by EASY BENEFIT INVESTMENT LIMITED, EASY BEST INVESTMENT LIMITED and Tianjin Yuanjufu Business Management Partnership.

Source: Company filings, Capital IQ, the management of the Company.

KROLL 8

9 Trading Analysis Introduction and Transaction Overview Source: Capital IQ, SEC filings, press releases. Genetron Holdings Limited - Trading History August 23, 2021 to October 6, 2023 June 2, 2022 Genetron reported Q1'22 financial results. The Company reported total revenue of USD17.4 million and net loss of USD27.6 million for the three months ended March 31, 2022. March 29, 2022 Genetron reported Q4'21 financial results. The Company reported total revenue of USD23.0 million and net loss of USD25.9 million for the three months ended December 31, 2021. 0 500 1,000 1,500 2,000 2,500 3,000 3,500 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 Volume (thousands) Per ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) Prior to Offer at August 22, 2022. Current (10/6/23) Offer Price Premium Relative to: 70.0% 30- Day VWAP (1) 16.1% 6.4% (4.9%) 60- Day VWAP (1) 90- Day VWAP (1) One Day Prior 15.3% $0.80 $1.17 $1.28 $1.43 $1.18 November 30, 2021 Genetron reported Q3'21 financial results. The Company reported total revenue of USD23.7 million and net loss of USD20.2 million for the three months ended September 30, 2021. October 12, 2022 Genetron reported Q2'22 financial results. The Company reported total revenue of USD20.6 million and net loss of USD35.3 million for the three months ended June 30, 2022. August 22, 2022 Genetron received a non-binding proposal from Mr. Sizhen Wang (c o-founder, chairman of the Board and chief executive officer of the Company, the “Proposing Buyer”) to acquire all of the outstanding shares and ADSs of the Company that are not already beneficially owned by the Proposing Buyer for USD1.36 per ADS or USD0.272 per share in cash. May 12, 2023 Genetron reported FY2022 financial results. The Company reported total revenue of USD94.3 million and net loss of USD117.5 million for the twelve months ended December 31, 2022. Genetron Holdings Limited Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post Offer Average Closing Price $5.91 Average Closing Price $0.96 High $16.46 High $1.23 Low $0.91 Low $0.76 Average Volume 292.3 Average Volume 102.4 % of ADSs Issued and Outstanding 0.3% % of ADSs Issued and Outstanding 0.1% % of Float 0.7% % of Float 0.2%

10 Proposed Transaction Introduction and Transaction Overview Source: Capital IQ and SEC filings Note: Balance sheet data as of June 30, 2023. (1) Reflects book value of investments as of June 30, 2023. (2) Reflects book value of the 10% non-controlling interest of Genetron (Wuxi) Business Management Co., Ltd. and the related redemption liability. Genetron Holdings Limited - Offer Price Premium Relative To ADS Implied Price Premium ADS price as of 10/6/23 $0.80 70.0% 30-days trailing VWAP prior to October 6, 2023 $0.86 57.3% 60-days trailing VWAP prior to October 6, 2023 $0.90 50.6% 90-days trailing VWAP prior to October 6, 2023 $0.91 49.7% One-day prior to offer (8/21/22) $1.18 15.3% 30-days trailing VWAP prior to August 22, 2022 $1.17 16.1% 60-days trailing VWAP prior to August 22, 2022 $1.28 6.4% 90-days trailing VWAP prior to August 22, 2022 $1.43 (4.9%) Offer Price $1.36 Genetron Holdings Limited - Implied Multiples (USD in millions, except per ADS values or otherwise noted) Offer $1.36 Fully Diluted ADSs Issued and Outstanding (millions) 94.9 1.00 Implied Equity Value $129.0 Less: Proceeds from Exercise of Options (24.27) (3.3) Less: Cash and Cash Equivalents (37.63) (5.2) Less: Financial Assets (1) (141.27) (19.3) Less: Amounts Due from Related Parties (0.01) (0.0) Plus: Borrowings 74.10 10.1 Plus: Non-controlling Interests (2) 10.66 1.5 Implied Enterprise Value $112.8 Implied Offer Multiples: EV / LTM Revenue Excl. COVID Revenue $47 2.42x EV / 2023 Revenue $53 2.14x EV / 2024 Revenue $85 1.35x EV / 2025 Revenue $125 0.94x

11 Valuation Summary Introduction and Transaction Overview Note: Balance sheet data and LTM as of June 30,2023. (1) Reflects book value of investments as of June 30, 2023. (3) Reflects book value of the 10% non-controlling interest of Genetron (Wuxi) Business Management Co., Ltd. and the related redemption liability. Valuation Range Conclusions (RMB in thousands, except per ADS values or otherwise noted) Low High Enterprise Value Range ￥370,000 - ￥680,000 Plus: Proceeds from Exercise of Options 0 - 24,199 Plus: Cash and Cash Equivalents 37,629 - 37,629 Plus: Financial Assets (1) 141,271 - 141,271 Plus: Amounts Due from Related Parties 10 - 10 Less: Borrowings (74,104) - (74,104) Less: Non-controlling Interests (2) (10,659) - (10,659) Equity Value Range ￥464,147 - ￥798,346 Fully Diluted ADSs Issued and Outstanding 91,558,706 - 94,873,144 Value Per ADS Range (RMB) ￥5.07 - ￥8.41 RMB to USD FX rate (as of 10/6/2023) 7.30 - 7.30 Offer Price Value Per ADS Range (USD) $0.69 - $1.15 $1.36 Implied Valuation Multiples EV / LTM Revenue Excl. COVID Revenue 1.09x - 2.00x 2.42x EV / 2023 Revenue 0.96x - 1.77x 2.14x EV / 2024 Revenue 0.61x - 1.12x 1.35x EV / 2025 Revenue 0.42x - 0.78x 0.94x

2. Valuation Analysis

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

					YTD	YTD	LTM	Management Projections							
	2019A	2020A	2021A	2022A	6/30/2022	6/30/2023	6/30/2023	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
LDT services	¥226,883	¥249,369	¥254,509	¥225,630	¥119,093	¥93,311	¥199,848	¥217,938	¥293,055	¥345,372	¥392,293	¥445,601	¥506,167	¥574,982	¥653,171
Growth	NA	9.9%	2.1%	(11.3%)	(2.7%)	(21.6%)	(20.5%)	(3.4%)	34.5%	17.9%	13.6%	13.6%	13.6%	13.6%	13.6%
% of Net Revenue	70.1%	58.7%	47.8%	34.7%	48.0%	66.6%	36.8%	56.7%	48.2%	39.4%	34.4%	31.3%	29.1%	28.0%	27.1%
IVD services	¥2,096	¥52,523	¥70,028	¥21,819	¥11,154	¥7,416	¥18,081	¥19,333	¥41,255	¥60,717	¥93,828	¥122,586	¥154,579	¥186,053	¥212,021
Growth	NA	NM	33.3%	(68.8%)	(44.1%)	(33.5%)	(70.5%)	(11.4%)	113.4%	47.2%	54.5%	30.6%	26.1%	20.4%	14.0%
% of Net Revenue	0.6%	12.4%	13.2%	3.4%	4.5%	5.3%	3.3%	5.0%	6.8%	6.9%	8.2%	8.6%	8.9%	9.1%	8.8%
IVD platforms	¥32,818	¥41,460	¥84,515	¥38,384	¥16,153	¥6,779	¥29,010	¥19,853	¥23,123	¥26,325	¥29,461	¥32,532	¥35,539	¥38,482	¥41,362
Growth	NA	26.3%	103.8%	(54.6%)	(58.7%)	(58.0%)	(52.8%)	(48.3%)	16.5%	13.9%	11.9%	10.4%	9.2%	8.3%	7.5%
% of Net Revenue	10.1%	9.8%	15.9%	5.9%	6.5%	4.8%	5.3%	5.2%	3.8%	3.0%	2.6%	2.3%	2.0%	1.9%	1.7%
MRD	¥0	¥0	¥0	¥427	¥203	¥494	¥718	¥10,221	¥49,966	¥101,906	¥146,483	¥174,792	¥208,897	¥238,143	¥271,483
Growth	NA	NA	NA	NA	NM	143.3%	253.6%	2,293.7%	388.8%	104.0%	43.7%	19.3%	19.5%	14.0%	14.0%
% of Net Revenue	0.0%	0.0%	0.0%	0.1%	0.1%	0.4%	0.1%	2.7%	8.2%	11.6%	12.8%	12.3%	12.0%	11.6%	11.3%
Early Screening	¥7,687	¥42,333	¥83,335	¥65,142	¥28,189	¥15,248	¥52,201	¥73,034	¥122,234	¥231,851	¥328,424	¥441,451	¥572,583	¥680,701	¥794,703
Growth	NA	450.7%	96.9%	(21.8%)	(23.0%)	(45.9%)	(30.3%)	12.1%	67.4%	89.7%	41.7%	34.4%	29.7%	18.9%	16.7%
% of Net Revenue	2.4%	10.0%	15.7%	10.0%	11.4%	10.9%	9.6%	19.0%	20.1%	26.4%	28.8%	31.0%	32.9%	33.1%	33.0%
Development Services	¥53,941	¥38,801	¥39,563	¥49,138	¥24,380	¥16,063	¥40,821	¥43,530	¥78,330	¥111,156	¥150,442	¥205,183	¥262,661	¥337,179	¥433,838
Growth	NA	(28.1%)	2.0%	24.2%	68.3%	(34.1%)	(17.5%)	(11.4%)	79.9%	41.9%	35.3%	36.4%	28.0%	28.4%	28.7%
% of Net Revenue	16.7%	9.1%	7.4%	7.6%	9.8%	11.5%	7.5%	11.3%	12.9%	12.7%	13.2%	14.4%	15.1%	16.4%	18.0%
Net Revenue excluding COVID	¥323,425	¥424,486	¥531,950	¥400,540	¥199,172	¥139,311	¥340,679	¥383,909	¥607,961	¥877,327	¥1,140,931	¥1,422,145	¥1,740,426	¥2,055,540	¥2,406,577
Growth	NA	31.2%	25.3%	(24.7%)		(30.1%)	(31.7%)	(4.2%)	58.4%	44.3%	30.0%	24.6%	22.4%	18.1%	17.1%
COVID-19 testing services	¥0	¥0	¥0	¥250,166	¥48,898	¥753	¥202,021	¥753	¥0	¥0	¥0	¥0	¥0	¥0	¥0
Growth	NM	NM	NM	NM	NM	(98.5%)	NM	(99.7%)	(100.0%)	NM	NM	NM	NM	NM	NM
% of Net Revenue	0.0%	0.0%	0.0%	38.4%	19.7%	0.5%	37.2%	0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Net Revenue	¥323,425	¥424,486	¥531,950	¥650,706	¥248,070	¥140,064	¥542,700	¥384,662	¥607,961	¥877,327	¥1,140,931	¥1,422,145	¥1,740,426	¥2,055,540	¥2,406,577
Growth	43.6%	31.2%	25.3%	22.3%	6.7%	(43.5%)	(0.9%)	(40.9%)	58.1%	44.3%	30.0%	24.6%	22.4%	18.1%	17.1%

Note: Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.
Source: Company filings, the management of the Company

KROLL 13

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

					YTD	YTD	LTM	Management Projections							
	2019A	2020A	2021A	2022A	6/30/2022	6/30/2023	6/30/2023	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
Net Revenue	¥323,425	¥424,486	¥531,950	¥650,706	¥248,070	¥140,064	¥542,700	¥384,662	¥607,961	¥877,327	¥1,140,931	¥1,422,145	¥1,740,426	¥2,055,540	¥2,406,577
Growth	43.6%	31.2%	25.3%	22.3%	6.7%	(43.5%)	(0.9%)	(40.9%)	58.1%	44.3%	30.0%	24.6%	22.4%	18.1%	17.1%
Gross Profit	¥144,991	¥260,218	¥337,967	¥281,428	¥117,564	¥84,515	¥248,379	¥246,207	¥388,928	¥577,767	¥776,006	¥974,659	¥1,211,105	¥1,451,878	¥1,713,923
Margin %	44.8%	61.3%	63.5%	43.2%	47.4%	60.3%	45.8%	64.0%	64.0%	65.9%	68.0%	68.5%	69.6%	70.6%	71.2%
Adjusted EBITDA	-¥275,067	-¥213,457	-¥436,097	-¥607,977	-¥285,918	-¥191,538	-¥513,597	-¥280,545	-¥263,679	-¥143,018	-¥808	¥137,229	¥240,333	¥352,362	¥472,327
Margin %	(85.0%)	(50.3%)	(82.0%)	(93.4%)	(115.3%)	(136.8%)	(94.6%)	(72.9%)	(43.4%)	(16.3%)	(0.1%)	9.6%	13.8%	17.1%	19.6%
Growth	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	75.1%	46.6%	34.0%
Adjusted EBIT	-¥306,869	-¥248,375	-¥475,361	-¥659,520	-¥307,515	-¥215,448	-¥567,453	-¥331,631	-¥308,938	-¥187,375	-¥48,341	¥93,344	¥204,454	¥312,422	¥431,813
Margin %	(94.9%)	(58.5%)	(89.4%)	(101.4%)	(124.0%)	(153.8%)	(104.6%)	(86.2%)	(50.8%)	(21.4%)	(4.2%)	6.6%	11.7%	15.2%	17.9%
Growth	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	119.0%	52.8%	38.2%
Purchase of Fixed Assets	¥21,323	¥36,655	¥73,489	¥72,645	¥47,501	¥10,883	¥36,027	¥13,000	¥30,000	¥30,000	¥30,000	¥30,000	¥30,000	¥30,000	¥30,000
% of Net Revenue	6.6%	8.6%	13.8%	11.2%	19.1%	7.8%	6.6%	3.4%	4.9%	3.4%	2.6%	2.1%	1.7%	1.5%	1.2%
% of EBITDA	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	21.9%	12.5%	8.5%	6.4%
Purchase of Intangible Assets	¥4,261	¥13,371	¥12,404	¥10,062	¥5,810	¥3,334	¥7,586	¥4,000	¥10,000	¥10,000	¥10,000	¥10,000	¥10,000	¥10,000	¥10,000
% of Net Revenue	1.3%	3.1%	2.3%	1.5%	2.3%	2.4%	1.4%	1.0%	1.6%	1.1%	0.9%	0.7%	0.6%	0.5%	0.4%
% of EBITDA	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	7.3%	4.2%	2.8%	2.1%
Net Working Capital	-¥11,917	¥115,943	¥229,130	¥116,507			¥45,153	¥97,527	¥179,997	¥231,741	¥245,393	¥325,066	¥411,538	¥500,998	¥601,053
% of Net Revenue	(3.7%)	27.3%	43.1%	17.9%			8.3%	25.4%	29.6%	26.4%	21.5%	22.9%	23.6%	24.4%	25.0%

Note: Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.
Source: Company filings, the management of the Company

KROLL 14

15 Discounted Cash Flow Analysis – Methodology and Key Assumptions Valuation Analysis Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2023 through 2030, discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the discounted cash flow (“DCF”) analysis. • The following is a summary of the Management Projections utilized in the discounted cash flow analysis: – Net revenue (excluding COVID-19 testing revenue for 2022) increases at a compound annual growth rate (“CAGR”) of 25.1% from 2022 to 2030. – EBITDA is projected to be negative from 2023 to 2026 and to turn positive in 2027, with EBTIDA margin projected to reach 19.6% by 2030. – Total capital expenditures averages 3.5% of net revenue from 2023 to 2030. – Net working capital averages 24.8% of net revenue from 2023 to 2030. • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a terminal EBITDA multiple of 11.0x. • Duff & Phelps discounted the resulting free cash flows and terminal value using a discount rate range of 22.5% to 27.5%.

Valuation Analysis

DCF Analysis – Discount Rate Considerations and Selection

- The selection of an appropriate discount rate for a discounted cash flow analysis requires a certain degree of judgment.
- Duff & Phelps determined that the inherent risk in the Management Projections warranted consideration of a higher discount rate than can generally be calculated through traditional methods, such as the Capital Asset Pricing Model (CAPM).
- In selecting a discount rate range for the Company, Duff & Phelps reviewed the required rates of return for a range of asset classes.
  - Duff & Phelps reviewed the recent private capital markets survey performed by Pepperdine Graziadio Business School (see results in the table to the right).

Required Rates of Return

	First Quartile	Median	Third Quartile
Mezzanine Debt ($5M loan)	15.5%	17.0%	20.0%
Mezzanine Debt ($50M loan)	12.0%	13.0%	14.6%
Private Equity ($1M EBITDA)	23.8%	35.0%	40.0%
Private Equity ($10M EBITDA)	22.5%	27.5%	30.3%
Private Equity ($50M EBITDA)	20.0%	25.0%	28.8%
Venture Capital (Seed)	33.0%	33.0%	43.0%
Venture Capital (Startup)	28.0%	33.0%	38.0%
Venture Capital (Early Stage)	28.0%	33.0%	38.0%
Venture Capital (Expansion)	22.0%	28.0%	44.0%
Venture Capital (Later Stage)	18.0%	28.0%	33.0%

Source: Pepperdine 2023 Private Capital Markets Report

- Duff & Phelps considered several factors in selecting a discount rate range, including the Company's: (1) current stage of its life cycle, (2) projected growth and financial performance, and (3) risks to achieve the projections, including execution, and competitive risks, among others.
- Considering the following characteristics of the Company, it is most similar to companies in the private equity investment stage:
  - The Company's revenue (excluding COVID-19 testing revenue for 2022) is projected to grow at a CAGR of 25.1% from 2022 to 2030, with certain segments of its business projected to grow significantly from relatively low historical levels compared to their projected 2030 amounts.
  - The Company has had negative EBITDA in historical years and has negative projected EBITDA through 2026, with EBITDA projected to turn positive in 2027.
- Based on the above factors, Duff & Phelps selected a discount rate range of 22.5% to 27.5%.

KROLL 16

Valuation Analysis

DCF Analysis – Terminal Multiple Selection

- Duff & Phelps reviewed the financial performance metrics and valuation multiples of a group of selected public companies in the laboratory testing sector (shown on pages 20 and 21) when selecting a terminal multiple in the DCF analysis.
- Duff & Phelps compared the projected 2030 growth and margin metrics of the Company to the LTM and near-term projected growth and margin metrics of the laboratory testing selected public companies, as well as comparative capital spending, and other characteristics relative to the selected public companies.
- Duff & Phelps selected a terminal enterprise value to EBITDA multiple of 11.0x from its review of the laboratory testing selected public companies' multiples and financial metrics. Duff & Phelps also reviewed the terminal revenue multiple implied from the resulting terminal value.

Terminal Multiple Selection

(RMB in thousands)

Metric	Public Companies Range (1)			Public Companies Median (1)	DCF Analysis Terminal Multiples
					Selected Terminal EBITDA Multiple
EV / LTM EBITDA	1.1x	-	10.6x	9.3x	11.0x
EV / 2023 EBITDA	1.4x	-	10.6x	7.9x	
EV / 2024 EBITDA	1.3x	-	10.3x	7.4x	
EV / 2025 EBITDA	4.0x	-	9.6x	8.0x	
					Implied Terminal Revenue Multiple
EV / LTM Revenue	0.18x	-	1.99x	1.42x	2.16x
EV / 2023 Revenue	0.20x	-	1.98x	1.60x	
EV / 2024 Revenue	0.20x	-	1.95x	1.54x	
EV / 2025 Revenue	1.13x	-	1.88x	1.67x	

(1) Reflects range and median of the laboratory testing group of selected public companies.

KROLL 17

18 DCF Analysis Summary Valuation Analysis (1) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range. Note: LTM as of June 30, 2023. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs. Discounted Cash Flow Analysis (RMB in thousands) 2022A 2023P 2024P 2025P 2026P 2027P 2028P 2029P 2030P Net Revenue ￥650,706 ￥384,662 ￥607,961 ￥877,327 ￥1,140,931 ￥1,422,145 ￥1,740,426 ￥2,055,540 ￥2,406,577 Growth 22.3% (40.9%) 58.1% 44.3% 30.0% 24.6% 22.4% 18.1% 17.1% Adjusted EBITDA -￥607,977 -￥280,545 -￥263,679 -￥143,018 -￥808 ￥137,229 ￥240,333 ￥352,362 ￥472,327 Margin (93.4%) (72.9%) (43.4%) (16.3%) (0.1%) 9.6% 13.8% 17.1% 19.6% Growth NM NM NM NM NM NM 119.0% 52.8% 38.2% 2H 2023 Earnings Before Interest and Taxes -￥116,183 -￥308,938 -￥187,375 -￥48,341 ￥93,344 ￥204,454 ￥312,422 ￥431,813 Pro Forma Taxes 0 0 0 0 0 0 0 0 Net Operating Profit After Tax (116,183) (308,938) (187,375) (48,341) 93,344 204,454 312,422 431,813 Depreciation 24,518 39,980 38,077 40,254 35,605 26,600 30,000 30,000 Amortization 2,658 5,280 6,280 7,280 8,280 9,280 9,940 10,514 Purchase of Fixed Assets (2,117) (30,000) (30,000) (30,000) (30,000) (30,000) (30,000) (30,000) Purchase of Intangible Assets (666) (10,000) (10,000) (10,000) (10,000) (10,000) (10,000) (10,000) (Increase) / Decrease in Working Capital (52,374) (82,471) (51,744) (13,652) (79,672) (86,472) (89,460) (100,056) Free Cash Flow (1) -￥144,164 -￥386,150 -￥234,762 -￥54,460 ￥17,557 ￥113,861 ￥222,902 ￥332,271 Enterprise Value Range Low High Discount Rate Range 27.50% 22.50% Terminal EBITDA Multiple 11.0x 11.0x Enterprise Value Range ￥370,000 ￥680,000 Implied Valuation Multiples EV / LTM Revenue Excl. COVID Revenue ￥340,679 1.09x 2.00x EV / 2023 Revenue ￥384,662 0.96x 1.77x EV / 2024 Revenue ￥607,961 0.61x 1.12x EV / 2025 Revenue ￥877,327 0.42x 0.78x

19 Selected Public Companies / M&A Transactions Analysis Methodology Valuation Analysis Selected Public Companies Analysis • Duff & Phelps selected twenty publicly traded companies that were deemed relevant to its analysis, including twelve companies in the cancer diagnostics and early screening sector and eight companies in the laboratory testing sector. – The cancer diagnostics and early screening companies were utilized to compare the Company’s current financial performance metrics and implied valuation multiples resulting from the DCF analysis, while the laboratory testing companies were utilized to compare the Company’s projected 2030 financial performance metrics and to estimate the appropriate terminal multiple in the DCF analysis. • Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected revenue and EBITDA. Selected M&A Transactions Analysis • Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Due to the limited comparability of the financial metrics of the selected public companies and the targets in the selected M&A transactions relative to those of the Company and the Company’s projected negative EBITDA through 2026, rather than applying a range of selected multiples from a review of the public companies and M&A transactions, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, and other characteristics that we deemed relevant. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

20 Selected Public Companies Analysis – Financial Metrics Valuation Analysis LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports. Selected Public Companies Analysis As of October 6, 2023 For Rank Charts (% of Revenue) COMPANY INFORMATION R&D % OF REVENUE CAPEX % OF REVENUE REVENUE GROWTH EBITDA MARGIN Company Name 3-Yr. Avg. LTM 3-Yr. Avg. LTM Proj. 3-Yr. Avg. 3-Yr. CAGR LTM 2023 2024 2025 Proj. 3-Yr. CAGR 3-YR AVG LTM 2023 2024 2025 Cancer Diagnostics & Early Screening Companies Exact Sciences Corporation 25.9% 16.7% 7.4% 7.9% 4.6% 33.5% 18.7% 18.1% 14.5% 14.3% 15.6% -25.7% -8.7% 7.2% 10.8% 15.9% Natera, Inc. 35.5 33.7 6.3 4.8 4.4 39.5 28.7 25.8 23.6 23.7 24.4 -63.4 -52.9 -42.2 -23.4 -9.2 Guardant Health, Inc. 68.6 76.7 18.7 9.0 5.4 28.0 25.0 22.0 22.6 26.6 23.7 -100.1 -99.7 -65.1 -42.6 -32.4 Myriad Genetics, Inc. 12.5 12.5 3.9 10.7 3.9 2.0 4.0 9.1 8.7 7.0 8.3 -14.0 -17.2 -7.4 -1.3 0.7 New Horizon Health Limited 25.3 9.4 19.8 8.5 2.3 135.9 245.3 122.3 47.7 45.5 68.4 -110.5 -7.4 -1.1 12.5 21.2 Veracyte, Inc. 14.0 14.4 2.6 2.5 2.9 35.1 22.5 16.7 12.1 12.2 13.6 -13.6 -1.8 -2.8 1.0 6.6 Adaptive Biotechnologies Corporation 95.6 68.9 22.6 7.7 7.9 29.6 18.7 11.7 25.6 24.8 20.5 -123.0 -87.7 -75.7 -52.3 -27.7 Fulgent Genetics, Inc. 3.3 11.5 4.6 7.9 NA 167.0 -66.8 -57.9 14.8 16.6 -17.4 58.3 -14.3 -13.4 -4.7 2.8 Castle Biosciences, Inc. 28.5 29.8 5.1 6.7 4.6 38.2 52.0 33.6 13.7 28.4 24.9 -36.8 -52.2 -53.4 -39.4 -15.4 Invitae Corporation 84.8 57.6 10.1 3.9 2.9 33.5 -1.4 -5.5 12.4 14.1 6.6 -154.4 -82.4 -80.4 -60.9 -51.7 Burning Rock Biotech Limited 69.4 67.9 24.3 12.0 NA 13.8 8.4 NA NA NA NA -129.3 -111.4 NA -25.1 NA Fresh2 Group Limited 75.2 81.5 15.8 14.9 NA 3.6 -40.0 NA NA NA NA -555.6 -827.3 NA NA NA Mean 44.9% 40.1% 11.8% 8.0% 4.3% 46.6% 26.3% 19.6% 19.6% 21.3% 18.9% -105.7% -113.6% -33.4% -20.5% -8.9% Median 32.0% 31.8% 8.8% 7.9% 4.4% 33.5% 18.7% 17.4% 14.6% 20.1% 18.1% -81.8% -52.6% -27.8% -23.4% -4.3% Genetron Holdings Limited 42.5% 45.7% 13.5% 8.0% 5.2% 26.2% -0.9% -40.9% 58.1% 44.3% 10.5% -75.2% -94.6% -72.9% -43.4% -16.3% Genetron Holdings Limited (excluding Covid testing services) 7.4% -31.7% -4.2% 58.4% 44.3% 29.9% Laboratory Testing Companies Laboratory Corporation of America Holdings 0.0% 0.0% 2.9% 2.8% 3.5% 8.8% 4.9% -18.6% 3.7% 3.9% -4.3% 23.0% 15.6% 16.7% 16.6% 17.0% Quest Diagnostics Incorporated 0.0 0.0 4.1 5.2 4.3 8.6 -10.3 -7.2 1.9 3.5 -0.7 23.8 18.5 20.1 20.3 21.1 Eurofins Scientific SE 0.0 0.0 8.0 9.7 8.6 13.7 -5.1 -2.5 7.8 5.9 3.6 23.2 17.9 17.8 18.4 19.1 Sonic Healthcare Limited 0.0 0.0 4.8 6.1 5.2 6.1 -12.5 5.8 4.6 5.4 5.3 22.8 16.5 16.0 16.5 17.0 SYNLAB AG 0.0 0.0 4.1 5.7 4.2 19.5 -25.0 -17.6 4.4 6.1 -3.0 22.6 7.9 17.0 17.5 18.3 H.U. Group Holdings, Inc. 3.0 3.8 10.2 7.6 6.7 11.4 -8.2 1.9 2.8 1.9 -1.3 19.1 13.3 13.6 14.1 17.2 BML, Inc. 0.2 0.2 3.6 4.2 9.4 9.7 -14.0 1.9 3.2 11.8 -3.1 22.2 16.9 14.4 15.3 16.3 Australian Clinical Labs Limited 0.0 0.0 1.5 1.0 1.5 12.4 -30.0 -0.6 4.2 5.0 2.8 20.5 11.3 12.3 12.6 12.7 Mean 0.4% 0.5% 4.9% 5.3% 5.4% 11.3% -12.5% -4.6% 4.1% 5.4% -0.1% 22.1% 14.7% 16.0% 16.4% 17.3% Median 0.0% 0.0% 4.1% 5.5% 4.8% 10.6% -11.4% -1.6% 3.9% 5.2% -1.0% 22.7% 16.1% 16.3% 16.5% 17.1% Genetron Holdings Limited (2030) 13.5% 12.6% 2.0% 1.7% 19.2% 17.1% 16.9% 19.6%

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis **As of October 6, 2023**

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF				ENTERPRISE VALUE AS MULTIPLE OF			
Company Name	Common Stock Price (Primary) on 10/6/2023	% of 52-Week High	Market Capitalization	Enterprise Value	LTM EBITDA	2023 EBITDA	2024 EBITDA	2025 EBITDA	LTM Revenue	2023 Revenue	2024 Revenue	2025 Revenue
Cancer Diagnostics & Early Screening Companies												
Exact Sciences Corporation	$62.70	62.2%	$11,328	$13,170	NM	74.2x	43.3x	25.7x	5.72x	5.35x	4.67x	4.09x
Natera, Inc.	$43.55	69.1	5,165	4,912	NM	NM	NM	NM	5.28	4.76	3.85	3.11
Guardant Health, Inc.	$28.48	48.3	3,352	3,266	NM	NM	NM	NM	6.40	5.95	4.86	3.84
Myriad Genetics, Inc.	$15.25	63.0	1,249	1,166	NM	NM	NM	NM	1.67	1.58	1.45	1.35
New Horizon Health Limited	HKD 19.24	49.4	1,103	916	NM	NM	19.0	8.0	4.91	3.93	2.66	1.83
Veracyte, Inc.	$21.55	66.5	1,568	1,377	NM	NM	NM	47.6	4.19	3.98	3.55	3.16
Adaptive Biotechnologies Corporation	$4.70	43.6	680	391	NM	NM	NM	NM	2.06	1.89	1.50	1.20
Fulgent Genetics, Inc.	$26.86	60.9	804	NM	NM	NM	NM	NM	NM	NM	NM	NM
Castle Biosciences, Inc.	$14.45	48.8	387	162	NM	NM	NM	NM	0.97	0.88	0.78	0.61
Invitae Corporation	$0.67	17.6	180	1,281	NM	NM	NM	NM	2.59	2.63	2.34	2.05
Burning Rock Biotech Limited	$0.96	25.2	101	NM	NM	NA	NM	NA	NM	NA	NA	NA
Fresh2 Group Limited	$1.00	8.3	27	27	NM	NA	NA	NA	18.67	NA	NA	NA
Mean		46.9%	$2,162	$2,667	NA	74.2x	31.1x	27.1x	5.25x	3.44x	2.85x	2.36x
Median		49.1%	$953	$1,224	NA	74.2x	31.1x	25.7x	4.55x	3.93x	2.66x	2.05x
Laboratory Testing Companies												
Laboratory Corporation of America Holdings	$201.39	77.8%	$17,863	$21,396	9.2x	10.6x	10.3x	9.6x	1.44x	1.77x	1.70x	1.64x
Quest Diagnostics Incorporated	$124.27	78.5	13,947	18,202	10.4	9.9	9.6	8.9	1.92	1.98	1.95	1.88
Eurofins Scientific SE	EUR 52.94	72.9	10,798	13,521	9.8	9.8	8.9	8.1	1.96	1.95	1.81	1.71
Sonic Healthcare Limited	AUD 29.44	79.6	8,901	10,356	9.4	9.1	8.6	7.9	1.99	1.88	1.80	1.71
SYNLAB AG	EUR 10.00	70.2	2,323	4,083	10.6	6.7	6.3	5.8	1.39	1.44	1.38	1.30
H.U. Group Holdings, Inc.	JPY 2,485.50	85.1	951	893	4.0	4.0	3.8	NA	0.53	0.55	0.53	NA
BML, Inc.	JPY 2,830.00	77.2	739	190	1.1	1.4	1.3	NA	0.18	0.20	0.20	NA
Australian Clinical Labs Limited	AUD 2.80	72.4	358	547	4.6	4.5	4.2	4.0	1.23	1.24	1.19	1.13
Mean		76.7%	$6,985	$8,649	7.4x	7.0x	6.6x	7.4x	1.33x	1.38x	1.32x	1.56x
Median		77.5%	$5,612	$7,220	9.3x	7.9x	7.4x	8.0x	1.42x	1.60x	1.54x	1.67x

LTM = Latest Twelve Months

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest]
- [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

Note: Stock price shown in trading currency.

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

KROLL 21

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced Date	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue
5/10/2023	CTI BioPharma Corp.	Focuses on the acquisition, development, and commercialization of novel targeted therapies for blood-related cancers.	Swedish Orphan Biovitrum AB (publ)	$1,666	$54	($68)	-127.0%	30.88x
9/23/2022	Theradiag SA	Develops, manufactures, and markets in-vitro diagnostic products.	Biosynex SA	$28	$14	($0)	-1.9%	2.04x
9/13/2022	Singapore Medical Group Limited	Operates medical clinics and provides medical services in Singapore.	Tony Tan Choon Keat, Beng Teck Liang and Wong Seng Weng	$127	$74	$18	23.6%	1.70x
1/18/2022	GeneDx, Inc.	Provides laboratory services for testing rare and ultra-rare genetic diseases.	Sema4 Holdings Corp. (nka:GeneDx Holdings Corp.)	$623	$117	NA	NA	5.34x
7/8/2021	Igenomix S.L.	Operates as a medical analysis laboratory, which offers reproductive genetics services.	Vitrolife AB (publ)	$1,481	$145	NA	NA	10.25x
5/10/2021	IDL Biotech AB (publ)	Develops, produces, and markets in vitro diagnostic tests in the areas of oncology and bacteriology worldwide.	AroCell AB (publ)	$28	$2	($1)	-62.8%	12.43x
1/5/2021	BioTheranostics, Inc.	Discovers, develops, and commercializes proprietary molecular-based diagnostic, prognostic, and predictive tests that provide physicians with actionable information to guide them in cancer treatment.	Hologic, Inc.	$223	$33	NA	NA	6.75x
6/22/2020	ArcherDx, Inc.	Operates as a genomics company in the United States and internationally.	Invitae Corporation	$1,391	$56	($41)	-74.1%	24.89x
4/8/2020	Sienna Cancer Diagnostics Limited	Develops and commercializes diagnostic tests for the diagnosis of cancer.	BARD1 Life Sciences Limited (nka:INOVIQ Ltd)	$13	$1	($2)	-328.0%	21.58x
7/29/2019	Genomic Health, Inc.	Provides clinically actionable genomic information to personalize cancer treatment decisions in the United States and internationally.	Exact Sciences Corporation	$2,259	$442	$78	17.7%	5.11x
1/16/2018	HealthFair USA, Inc.	Operates as a mobile health screening company.	Community Care Health Network, Inc.	$160	$45	NA	NA	3.56x

Mean	11.32x
Median	6.75x

Source: Capital IQ, Bloomberg, company filings, press releases.

KROLL 22

23 Valuation Analysis Selected Public Companies / M&A Transactions Analysis Summary (1) Reflects range and median of the cancer diagnostics & early screening group of selected public companies. Note: LTM data for the Company as of June 30, 2023. Selected Public Companies / M&A Transactions Analysis Summary (RMB in thousands) Metric Public Companies Median (1) M&A Transactions Median Company Performance DCF Analysis Enterprise Value Range ￥370,000 - ￥680,000 Implied Multiples EV / LTM Revenue Excl. COVID Revenue 0.97x - 18.67x 4.55x 6.75x ￥340,679 1.09x - 2.00x EV / 2023 Revenue 0.88x - 5.95x 3.93x NA ￥384,662 0.96x - 1.77x EV / 2024 Revenue 0.78x - 4.86x 2.66x NA ￥607,961 0.61x - 1.12x EV / 2025 Revenue 0.61x - 4.09x 2.05x NA ￥877,327 0.42x - 0.78x Public Companies Range (1)

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